Exhibit 10.3
PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (the “Agreement”) is entered into this 17th day of June, 2011 (the “Closing Date”), by and among Texas Oil Distribution & Development, Inc., whose address is 1401 Enclave Parkway, Suite 400, Houston, Texas 77077 (“TODD” ), JAR Resource Holdings, L.P. whose address is 1401 Enclave Parkway, Suite 300, Houston, Texas 77077 (“JAR”), Joseph A. Reeves, Jr. whose address is 11211 Wilding Lane, Houston, Texas 77024 (“J. Reeves”), Dianne S. Reeves whose address is 11211 Wilding Lane, Houston, Texas 77024 (“D. Reeves”, and together with TODD, JAR, and J. Reeves, the “Seller” or the “Reeves Parties”) and Alta Mesa Energy, LLC, whose address is 15415 Katy Freeway, Suite 800, Houston, Texas 77094 (“Alta Mesa” or “Buyer”). Seller and Buyer may be referred to herein individually as a “Party” or collectively as the “Parties”.
WITNESSETH
     WHEREAS, Seller represents that it is the owner of certain leasehold interests and net profits overriding royalty interests in the Conveyed Properties and Retained Properties that Seller earned and acquired from The Meridian Resource Corporation (“TMR”); TMR subsidiary TMRX (formerly known as Texas Meridian Resources Exploration, Inc.); Louisiana Onshore Properties LLC (“LOPI”), (formerly known as Louisiana Onshore Properties Inc.); and Cairn Energy USA, Inc. (“Cairn”, and together with TMR, TMRX, LOPI, the “Meridian Parties”), pursuant to the Reeves/Meridian Agreements (each as hereinafter defined); and
     WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept all of Seller’s right, title and interest in and to the Conveyed Properties, as defined and described in Article 1.6, LESS AND EXCEPT, and EXPRESSLY EXCLUDING Seller’s Retained Interest, as hereinafter defined and described in Article 1.18.
     NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:
ARTICLE 1

DEFINITIONS
     The following terms shall have the following meanings throughout this Agreement:
     1.1 “Alta Mesa” has the meaning set forth in the introductory paragraph to this Agreement.
     1.2 “Agreement” has the meaning set forth in the introductory paragraph hereto and includes all Exhibits and Schedules attached hereto and/or referenced herein.

     1.3 “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
     1.4 “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, and other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including without limitation costs and expenses of operating the Conveyed Properties or Retained Properties) of any kind or character (whether or not asserted prior to the Closing Date, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, breach of representation, warranty or agreement, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise), including without limitation penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes, without limitation, any and all Claims arising from, attributable to or incurred in connection with any (i) breach of contract, (ii) loss or damage to property, injury to or death of persons, and other tortious injury, and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity.
     1.5 “Closing Date” means June 17, 2011.
     1.6 “Conveyed Properties” means all right, title and interest of Seller, as of the Closing Date, in and to the following; less and except and specifically excluding Seller’s Retained Interest (as more particularly described and defined in Article 1.18 hereinbelow):
     (a) To the extent acquired from, through and under the Meridian Parties (whether or not pursuant to the Reeves/Meridian Agreements), the estates created by the oil, gas and mineral leases and other oil and gas interests described on Exhibit A (the “Conveyed Leases”), and the lands covered thereby (the “Conveyed Lands”), and any and all oil and gas interests located in the Project Areas described on Exhibit A, together with all property and rights incident thereto including all rights and interests in any unit or pooled area in which the Conveyed Leases and/or Conveyed Lands are included, to the extent that such rights and interests arise from and are associated with the Conveyed Leases and/or Conveyed Lands, including all rights derived from any unitization, pooling, operating, communitization, area of mutual interest or other agreement or from any declaration or order of any governmental authority having jurisdiction, together with all direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind or nature, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests covering or with respect to the Conveyed Leases and Conveyed Lands whether or not specifically described on Exhibit A;
     (b) The oil and gas wells located on the Conveyed Leases and/or Conveyed Lands, or other leases and/or lands pooled therewith, including, without limitation, the wells described on Exhibit B (“Conveyed Wells”);
     (c) All rights, privileges, benefits and powers with respect to the use and occupancy of the surface and subsurface depths in and under the Conveyed Leases and Conveyed Lands that are necessary or incidental to possession and enjoyment thereof or any interest therein under the terms of the Conveyed Leases applicable thereto;
     (d) To the extent transferable at no cost or expense to Seller or that Buyer, at its sole option, agrees to pay any transfer cost or expense, all valid and existing gas purchase and sale contracts, operating agreements, participation agreements, prospect agreements, seismic agreements, and other contracts and agreements to the extent relating to the Conveyed Leases, Conveyed Lands and the Conveyed Wells, and any and all other agreements, contracts and rights derived therefrom or acquired by, through, or under the Meridian Parties and/or their predecessors, subsidiaries, parents or affiliates, expressly excluding from this Agreement, the rights and interests of Seller in, to and under the Reeves/Meridian Agreements as defined and described in Article 1.18;
     (e) To the extent transferable at no cost or expense to Seller or that Buyer, at its sole option, agrees to pay any transfer cost or expense, all permits, easements, rights-of-way, surface leases, franchises, licenses, approvals, consents, certificates, servitudes, surface use agreements, and other similar interests used or held for use in connection with the ownership or operation of the Conveyed Leases, Conveyed Lands and/or Conveyed Wells or with production or treatment of hydrocarbons produced therefrom, or sale or disposal of water, hydrocarbons or associated substances therefrom or attributable thereto;
     (f) All oil, gas, and related hydrocarbons and other minerals produced from and after the Effective Time (subject to the 2011 Split) attributable to the Conveyed Leases, Conveyed Lands and Conveyed Wells;
     (g) All wellbores, fixtures, equipment, and other property, both movable and immovable, by attachment or otherwise that are used or held for use in connection with the Conveyed Leases, Conveyed Lands and/or Conveyed Wells, appurtenant thereto, or directly used or obtained in connection with the Conveyed Leases or lands pooled therewith and the Conveyed Lands and/or Conveyed Wells or with the production, treatment, sale, or disposal of hydrocarbons or water produced therefrom or attributable thereto, including, without limitation, all gathering systems, pipelines, processing systems, plants, compressors, meters, injection wells, salt water disposal wells and facilities, well equipment, casing, tanks, buildings, tubing, pumps, motors, fixtures, machinery, power lines, roads, field processing plants and all other equipment and improvements to the extent used in the operation of the Conveyed Wells, Conveyed Leases and/or Conveyed Lands (collectively, the “Conveyed Equipment”); and,
     (h) To the extent Seller is not prohibited from such transfer by any licensing or use agreement between Seller and a 3rd party, and to the extent Buyer does not already possess, geological, geophysical and seismic data, owned by Seller in whole or in part, to the extent they are used or held for use in connection with the Conveyed Leases, Conveyed Lands and/or Conveyed Wells.
     The Conveyed Properties shall be conveyed subject to all valid and existing gas purchase and sale contracts, operating agreements, participation agreements, prospect agreements, seismic agreements, and other contracts and agreements to the extent relating to the Conveyed Leases, Conveyed Lands and the Conveyed Well Interest, and any and all other agreements, contracts and rights derived therefrom or acquired by, through, or under the Meridian Parties and/or their predecessors, subsidiaries, parents or affiliates (the “Contracts”), and all valid and existing restrictions, exceptions, reservations, conditions, limitations, interests, and other matters, if any, of record, including the presently existing and valid third-party royalties, overriding royalties, net profits interests, payments out of production, and easements and rights-of-way of record.
     1.7 “Effective Time” means 12:01 a.m., Central Standard Time on June 1, 2011.
     1.8 “Liens” means encumbrances, liens, claims, easement rights, agreements, instruments, obligations, burdens or defects in title.
     1.9 “Master Participation Agreement” means that certain agreement dated July 15, 1996, but effective July 1, 1994, between Texas Oil Distribution & Development, Inc. and Texas Meridian Resources Exploration, Inc. (predecessor to The Meridian Resources Corporation), together with all joint operating agreements, attachments, exhibits and/or other agreements, if any, attached thereto, arising therefrom or related thereto.
     1.10 “Mutual Release” means that certain mutual and final release of all claims related to Cause No. 2010-78217 styled Texas Oil Distribution & Development, Inc. and Matrix Petroleum, LLC v. Alta Mesa Holdings, L.P. and The Meridian Resource & Exploration LLC pending before the 333rd Judicial

District Court of Harris County, Texas, as set forth in that certain 2011 Settlement and Release Agreement as defined and described in Article 1.21 and executed contemporaneously with this Agreement.
     1.11 “NPI Agreement” means that certain agreement dated June 27, 1995 but effective as of January 1, 1994 between Joseph A. Reeves, Jr. and Texas Meridian Resources Corporation (predecessor to The Meridian Resource Corporation) concerning net profits interests to be earned by J. Reeves thereunder (“Original NPI Agreement”); and an Amendment to Agreement dated June 27, 1995, which amends the Original NPI Agreement and has been filed of record in various jurisdictions, and a Termination Agreement as of April 29, 2008 relating to the Original NPI Agreement; , together with all joint operating agreements, attachments, exhibits and/or other agreements, if any, attached thereto, arising therefrom or related thereto.
     1.12 “Omnibus Agreement” means that certain agreement dated December 22, 2009, by and among Joseph A. Reeves, Jr., Texas Oil Distribution & Development, Inc., JAR Resource Holdings, L.P., The Meridian Resources & Exploration LLC, Louisiana Onshore Properties LLC, and Cairn Energy USA, Inc, together with all joint operating agreements, attachments, exhibits and/or other agreements, if any, attached thereto, arising therefrom or related thereto.
     1.13 “Permitted Encumbrances” means (a) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (b) lessors’ royalties, overriding royalties, division orders, reversionary interests and similar burdens existing as of the Closing Date, except to the extent created by, through or under Seller; (c) the consents and rights contained in the Contracts or the Conveyed Leases; and (d) production sale contracts, unitization and pooling declarations and agreements, and any operating agreements existing as of the Closing Date; (e) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Conveyed Properties, which obligations are not yet due and pursuant to which Seller is not in default; (f) mechanic’s and materialmen’s liens relating to the Conveyed Properties, which obligations are not yet due and pursuant to which Seller is not in default; (g) minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any Conveyed Property encumbered thereby or materially impair the ability of the obligor to use any such Conveyed Property in its operations; (h) all approvals required to be obtained in connection with the transactions contemplated herein from governmental authorities which are customarily obtained post-closing; (i) preferential rights to purchase and consent to transfer requirements of any person for which the holder(s) thereof have waived their rights with respect to the transfer of the Conveyed Properties under this Agreement or the period has expired in which the holder may exercise such rights, including, but not limited to, the waiver of rights by the Meridian Parties as set forth in Article 7.3(d), hereinbelow; and (j) liens created or arising by operation of law to secure a Party’s obligations as a purchaser of oil and gas in respect of obligations that are not past-due.
     1.14 “Project Areas” means the areas depicted or described in Exhibit A attached to and made a part of this Agreement.
     1.15 “Reeves/Meridian Agreements” means, collectively, the Master Participation Agreement (see Article 1.9); the NPI Agreement (see Article 1.11); the Omnibus Agreement (see Article 1.12); and the 2009 Settlement and Release Agreement (see Article 1.20).
     1.16 “Reeves Parties” has the meaning set forth in the introductory paragraph to this Agreement.
     1.17 “Seller” has the meaning set forth in the introductory paragraph to this Agreement.
     1.18 “Seller’s Retained Interest” means any property, right, title or other interest of Seller not specifically described in Article 1.6 (the Conveyed Properties); including, but not limited to, the following specifically described interests of Seller which are conspicuously and expressly EXCEPTED, RESERVED and EXCLUDED from assignment, conveyance or transfer to Buyer and are fully retained by Seller:
     (a) An undivided four percent of eight-eighths (4% of 8/8ths) working interest in and to the oil and gas leases, leasehold rights and/or interests, or other leases and/or lands pooled therewith, and the lands covered thereby, more particularly set forth and described on Exhibit C (“Retained Properties”), together with all property and rights incident thereto including all rights and interests in any unit or pooled area in which the Retained Properties are included, to the extent that such rights and interests arise from and are associated with the Retained Properties, including all rights derived from any unitization, pooling, operating, communitization, area of mutual interest or other agreement or from any declaration or order of any governmental authority having jurisdiction, together with all direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind or nature, and the oil and gas wells located on the Retained Properties, or other leases and/or lands pooled therewith, including, without limitation, the oil and gas wells located on the Retained Properties and described on Exhibit D (“Retained Interest Wells”), attached hereto and incorporated herein by reference, together with all rights, titles and interests arising out of the pooling, unitization or communitization of the Retained Properties and/or Retained Interest Wells;
     (b) Equal and concurrent rights in all wellbores, fixtures, equipment, and other property, both movable and immovable, by attachment or otherwise that are used or held for use in connection with the Retained Properties and/or Retained Interest Wells, appurtenant thereto, or directly used or obtained in connection with the Retained Properties or lands pooled therewith and the Retained Properties and/or Retained Interest Wells or with the production, treatment, sale, or disposal of hydrocarbons or water produced therefrom or attributable thereto, including, without limitation, all gathering systems, pipelines, processing systems, plants, compressors, meters, injection wells, salt water disposal wells and facilities, well equipment, casing, tanks, buildings, tubing, pumps, motors, fixtures, machinery, power lines, roads, field processing plants and all other equipment and improvements to the extent used in the operation of the Retained Interest Wells and Retained Properties (collectively, the “Retained Equipment”) in and to all surface and subsurface facilities and equipment; fixtures; personal property and improvements that are held or used in connection with the Retained Properties or Retained Interest Wells at any time;
     (c) All Oil and Gas produced from or attributable to the Conveyed Properties, and all revenue therefrom, before the Effective Time (and pursuant to the 2011 Split), and all claims and/or rights to assert a claim thereto;
     (d) All Oil and Gas produced from or attributable to the Retained Properties and/or Retained Interest Wells, and all revenue therefrom, whether before or after the Effective Time, and all claims and/or rights to assert a claim thereto;
     (e) Equal and concurrent rights in and to any contracts and surface rights, including rights of ingress and egress, that are appurtenant to or used in connection with the Retained Properties and/or Retained Interest Wells, and all rights, titles and interests under contracts and surface rights to the extent that they cover or affect lands outside the vertical boundary of the Retained Properties, including, without limitation, all rights, titles and interests in outside lands that are attributable to area of mutual interest provisions or similar agreements;
     (f) Equal and concurrent rights with Buyer to conduct, or to authorize others to conduct, seismic and other geophysical surveys on the Retained Properties, so long as such operations do not unreasonably interfere with operations thereon; and, to the extent Buyer is not prohibited from such transfer by any licensing or use agreement between Buyer and a 3rd party, and to the extent Seller does not already possess, geological, geophysical and seismic data, owned by Buyer in whole or in part, to the extent they are used or held for use in connection with Seller’s Retained Interest;

     (g) All of Seller’s right, title and interest in, to and under all valid and existing gas purchase and sale contracts, operating agreements, participation agreements, prospect agreements, seismic agreements, and other contracts and agreements to the extent relating to the Retained Properties and Retained Well Interest, and any and all other agreements, contracts and rights derived therefrom, including, but not limited to, any agreements, contracts or other documents arising out of that certain Acreage Participation and Exploration Agreement, dated June 17, 2011, by and among Murphy Exploration & Production-USA (“Murphy”), Seller and Buyer;
     (h) All right, title and interest in, to and under any and/or all of the Reeves/Meridian Agreements necessary and sufficient to pursue any and all legal and equitable claims and causes of action, of any character or description, against any person or entity (including, without limitation, SandRidge Exchange Company, LLC, its parents, affiliates, subsidiaries, and successors in interest — collectively, “SandRidge”), but not against Buyer or the Meridian Parties, their officers, directors, employees, consultants, or agents relating in any way to an entitlement in favor of the Reeves Parties to any interest (including, without limitation, any overriding royalty interest and/or net profits interest) under any and/or all of the Reeves/Meridian Agreements, whether arising out of SandRidge’s assumption of TMRX’s obligations under the Reeves/Meridian Agreements as set forth in that certain General Conveyance dated February 6, 2008, by and between TMRX and SandRidge, filed of record on March 28, 2008, as Document No. 3405, at Book 1896, Page 197 of Official Records of Garfield County, State of Oklahoma, State of Oklahoma or otherwise applicable law; and any oil, gas or mineral lease, or any renewal or extension thereof, by SandRidge covering any interest, in whole or in part, in the lands described in (i) the aforementioned Document No. 3405 (Book 1896/Page 197, Garfield County Official Records, State of Oklahoma), or (ii) that certain Assignment of Net Profits Interest dated April 7, 2007 from TMRX to J. Reeves, filed of record on June 21, 2007, as Document No. 7721, at Book 1861, Page 570 of the Official Records of Garfield County, Oklahoma. That is, through this Agreement, Seller is reserving any and all rights necessary to claim and/or enforce their interests against SandRidge, or its parent(s), subsidiaries, joint-venturers, assignors or successors (but not against Buyer or the Meridian Parties, their officers, directors, employees, consultants, or agents) (“Seller’s Retained Rights”); and
     (i) All right, title, and interest in, to and under any and/or all of the Reeves/Meridian Agreements necessary to provide the Reeves Parties, and their heirs, successors, assigns, affiliates or subsidiaries, including Seller, with the following under the Reeves/Meridian Agreements: (a) all releases in favor of any of the Reeves Parties and/or Seller, including, without limitation, those provided for in Section 2 of the 2009 Settlement and Release Agreement; (b) all defense and indemnification rights granted to or in favor of any of the Reeves Parties and/or Seller including, without limitation, those provided for in Section 7(b) of the 2009 Settlement and Release Agreement; and (c) all right, title and interest necessary and sufficient for any of the Reeves Parties to defend against or obtain defense and indemnification with respect to any legal and/or equitable claim and/or cause of action of any character or description brought against them by any person or entity (including, but not limited to Buyer) relating in any way, touching, or arising out of the Reeves/Meridian Agreements (“Seller’s Retained Protections”).
     Notwithstanding anything herein, or in the Reeves/Meridian Agreements, to the contrary, the Parties hereby agree the Seller’s Retained Interest, including but not limited to, the Retained Properties and the Retained Interest Wells are not presently and shall in no way be burdened by, and shall be free and clear of all burdens save and accept Seller’s proportionate share of any lessor royalties created by the leases set forth and described on Exhibit C.
     1.19 “Specified Employees” means, collectively, J. Andrew Reeves and Jeff Robinson.
     1.20 “2009 Settlement and Release Agreement” means that certain agreement dated December 22, 2009, by and among The Meridian Resource Corporation and Joseph A. Reeves, Jr., Texas Oil Distribution & Development, Inc., and JAR Resource Holdings, L.P.
     1.21 “2011 Settlement and Release Agreement” means that certain agreement dated June 17, 2011, by and among TODD, J. Reeves, D. Reeves, JAR, Matrix, Alta Mesa Holdings, L.P. and The Meridian Resource & Exploration, LLC and its predecessors in interest, including, without limitation, Texas Meridian Resources Corporation, Texas Meridian Resources Exploration, Inc., The Meridian Resources Corporation, and The Meridian Resource Corporation.
     1.22 “2011 Split” means the fifty percent (50%)/fifty percent (50%) allocation between the Buyer and Seller of revenues and expenses attributable to the Conveyed Properties with respect to time periods on or after the Effective Time and up to 11:59 p.m, Central Standard Time on the Closing Date, as set forth in Section 2.3(b).
ARTICLE 2

TRANSFER OF THE PROPERTY
     2.1 Sale and Purchase. On the Closing Date, upon the terms and conditions hereinafter set forth, Seller agrees to sell, assign and convey to Buyer all of its right, title and interest in the Conveyed Properties, including, without limitation, all rights pursuant to the

Reeves/Meridian Agreements insofar as they relate or apply to the Conveyed Properties, except and excluding the rights reserved by Seller in Article 1.18, effective as of the Effective Time, and Buyer agrees to buy and accept such right, title and interest in the Conveyed Properties from Seller on the Closing Date, effective as of the Effective Time.
     Seller’s conveyance and transfer of the Conveyed Properties specifically, conspicuously and expressly excepts and excludes Seller’s Retained Interest as set forth in Article 1.18 hereinabove.
     2.2 Purchase Price. Twenty-Two Million, Five Hundred Thousand and No/100 Dollars ($22,500,000.00) (the “Purchase Price”) shall be paid by Buyer to Seller pursuant to an allocation provided by Seller, in immediately available funds on or before the Closing Date.
     2.3 Accounting for Expenses and Proceeds of Production and Sales / Post-Closing Adjustments.
     (a) On July 1, 2011, Buyer shall disburse Seller’s revenue then accrued up through the last day of the prior month to the extent received and processed by Buyer with regard to the Retained Properties and Conveyed Properties taking into account all revenues and expenses, including ad valorem and production taxes, attributable to operations on or production from the Conveyed Properties and Retained Properties.
     (b) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller, in accordance with generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment or payment by which the Purchase Price is to be adjusted on the Final Settlement Date to allocate to Seller (i) all un-received revenues and unpaid expenses, including ad valorem and production taxes, as offset by an applicable credits, refunds or other such benefits owed Seller, attributable to operations on or production from the Conveyed Properties with respect to time periods prior to the Effective Time (taking into account payment(s) made to Seller pursuant to Article 2.3(a), above) and (ii) fifty percent (50%) of all un-received revenues and unpaid expenses, including ad valorem and production taxes, as offset by an applicable credits, refunds or other such benefits owed Seller, attributable to operations on or production from the Conveyed Properties with respect to time periods on or after the Effective Time and up to 11:59 p.m., Central Standard Time on the Closing Date; to allocate to Seller all un-received revenues and unpaid expenses attributable to operations on or production from the Retained Properties with respect to time periods prior to, on and after the Effective Time (taking into account payments made to Seller pursuant to Article 2.3(a), above); and to allocate to Buyer (x) all revenues and expenses attributable to the Conveyed Properties with respect to time periods after 11:59 p.m., Central Standard Time on the Closing Date which may have been received by or paid to Seller and (y) fifty percent (50%) of all revenues and expenses attributable to the Conveyed Properties with respect to time periods on or after the Effective Time and up to 11:59 p.m., Central Standard Time on the Closing Date and any other adjustments attributable to the Conveyed Properties or Retained Properties in accordance with the terms of this Agreement, and showing the calculation of such adjustments together with a copy of all data used in arriving at such calculations (the “Post-Closing Adjustments”) and the resulting final purchase price (the “Final Purchase Price”).
     (c) As soon as practicable after receipt of the Final Settlement Statement, but not later than one hundred five (105) days after the Closing Date, Seller shall deliver to Buyer a written report containing any changes that Seller proposes to be made to the preliminary Final Settlement Statement. The Parties undertake to agree with respect to the amount due pursuant to such Post-Closing Adjustments no later than one hundred twenty (120) days after the Closing Date. The date upon which such agreement is reached, and upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date”, in no event later than one-hundred twenty (120) days after the Closing Date. In the event that (a) the Final Purchase Price is more than the Purchase Price paid by the Buyer on the Closing Date, Buyer shall pay to Seller the balance of such difference by wire transfer of immediately available funds, or (b) the Final Purchase Price is less than the Purchase Price paid by the Buyer on the Closing Date, Seller shall pay to Buyer the balance of such difference by wire transfer of immediately available funds.
     (d) If the Parties cannot agree upon the Post-Closing Adjustments, as of the Final Settlement Date, within one-hundred twenty (120) days after the Closing Date, the Parties agree that the dispute shall be submitted to a mutually selected third-party oil and gas accountant, no later than one-hundred fifty (150) days after the Closing Date, who shall decide all points of disagreement with respect to the Post-Closing Adjustments. The decision of said third party accountant on all such points shall be binding upon the Parties. The cost and expenses of said third party accountant shall be borne equally by the Parties.
ARTICLE 3

ASSUMPTION AND PARTICIPATION BY BUYER
     3.1 On the Closing Date at the Effective Time, Buyer shall, and does hereby expressly agree to incur, assume and pay, all of the costs, obligations and liabilities of Seller under the Conveyed Leases, the Contracts and under all other agreements described in this Agreement or in any Exhibit to this Agreement that relate to the Conveyed Properties whether they arise from or relate to events occurring before or after the Effective Time, provided, however, subject to the 2011 Split, all such costs attributable to Seller’s interest in the Properties for all periods prior to the Effective Time shall be accounted for in the Post-Closing Adjustments. Buyer agrees, if requested by Seller, to execute any documents or instruments reasonably requested by Seller to evidence such assumption by Buyer.
     3.2 On the Closing Date at the Effective Time, subject to the 2011 Split, Buyer shall be entitled to all revenues of Seller under the Conveyed Leases, the Contracts and under all other agreements described in this Agreement or in any Exhibit to this Agreement that relate to the Conveyed Properties insofar and only insofar as they arise from or relate to production and/or events occurring after the Effective Time, provided, however, all such revenues attributable to Seller’s interest in the Conveyed Properties for all periods prior to the Effective Time shall be accounted for in the Post-Closing Adjustments. Buyer agrees, if requested by Seller, to execute any documents or instruments reasonably requested by Seller to evidence such assumption by Buyer.
     3.3 Buyer agrees and acknowledges that any interests of Seller stated in this Agreement, or any Exhibit to this Agreement, do not constitute representations or warranties as to the quantum of interest actually owned by Seller and that any interests in the Conveyed Properties conveyed to Buyer shall be subject to its proportionate share, in and to each of the Project Areas, of any and all lease and overriding royalty burdens of record in the real property records of the counties in which the Conveyed Lands are located.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER
   Seller hereby represents and warrants to Buyer as follows:
     4.1 Organization. TODD is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in and is in good standing under the laws of the State of Texas. JAR is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in and is in good standing under the laws of the State of Texas. J. Reeves and D. Reeves are each individuals residing in the State of Texas.
     4.2 Authority and Conflicts. Each of TODD and JAR has all requisite company powers and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with any provision of each of TODD and JAR’s articles of incorporation or bylaws, other governing documents or any material agreement or instrument to which TODD or JAR is a party or by which TODD or JAR is bound, or any judgment, decree, order, statute, rule or regulation applicable to TODD or JAR. Each of J. Reeves and D. Reeves has all requisite power and authority to carry on his business as presently conducted, to enter into this Agreement and to perform his or her obligations hereunder. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with any provision of any material agreement or instrument to which J. Reeves or D. Reeves is a party or by which J. Reeves or D. Reeves is bound, or any judgment, decree, order, statute, rule or regulation applicable to J. Reeves or D. Reeves.
     4.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite company action on the part of TODD and JAR.
     4.4 Enforceability. This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller on the Closing Date will when duly executed and delivered for value constitute, valid, legal and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors as well as the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.5 Litigation and Claims. Except as otherwise provided in Exhibit E, attached hereto and made a part hereof, to Seller’s knowledge, without inquiry, there are no demands or suits, actions or other proceedings pending or threatened before any court or governmental agency.
     4.6 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
     4.7 Preferential Rights and Consent to Assign. Seller has not created any, and represents they have no knowledge, without inquiry, of any claims involving third party preferential rights to purchase, rights of first refusal and/or consents to assign, where such rights or consents have arisen out of any action taken solely by Seller upon or subsequent to Seller taking title to the Conveyed Properties.
     4.8 Title. Except as may be otherwise set forth herein, and subject to Permitted Encumbrances, Seller represents and warrants that the Properties are free and clear of all Liens arising by, through or under Seller, except for Permitted Encumbrances; and Seller shall convey title to Buyer without warranty, whether express or implied, statutory or otherwise, except for a special warranty, by through and under Seller but not otherwise.
     4.9 Contracts. Seller is not delinquent on any invoice for joint interest billing that is not otherwise accounted for in the Post Closing Adjustments.
     4.10 Non-Reliance. Except to the extent of any representations by Buyer herein, Seller acknowledges and agrees that they have not relied upon any statements, analysis or representations by Buyer or the Meridian Parties or their representatives in entering into this Agreement, or the transactions contemplated hereby and Seller acknowledges that they have access to all information and data they deem necessary to evaluate this transaction, including the Purchase Price to be paid by Buyer and the other terms and conditions herein.
     4.11 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS ARTICLE 4 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WITHOUT LIMITATION OF THE FOREGOING. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 4, THE CONVEYED PROPERTIES SHALL BE CONVEYED TO BUYER WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE:
(i) WITH REGARD TO MERCHANTABILITY;
(ii) RELATING TO TITLE TO THE CONVEYED PROPERTIES;

(iii) RELATING TO THE CURRENT OR FUTURE PHYSICAL, ENVIRONMENTAL OR LEGAL CONDITION (BOTH SUBSURFACE AND SURFACE) OF THE CONVEYED PROPERTIES;
(iv) COMPLIANCE WITH LAW;
(iv) THE EXISTENCE OF HARZARDS, POLLUTANTS AND OTHER RISKS IN, ON OR UNDER THE CONVEYED PROPERTIES OR THAT MAY BE ASSOCIATED WITH OWNERSHIP, OPERATION OR USE OF THE CONVEYED PROPERTIES;
(v) WITH REGARD TO WHETHER ANY LEASE, CONTRACT OR SURFACE RIGHT REMAINS IN EFFECT, OR ARE OTHERWISE ENFORCEABLE, IN WHOLE OR IN PART;
(vi) ANY GEOLOGICAL, GEOPHYSICAL OR ENGINEERING, DATA, INFORMATION OR INTERPRETATIONS RELATING TO THE CONVEYED PROPERTIES;
(vii) RESERVES, DECLINE RATES, EXPLORATION, DEVELOPMENT OR ENHANCED RECOVERY POTENTIAL, HYDROCARBON PRICES, COSTS, TAXES AND ANY OTHER CURRENT OR FUTURE CHARACTERISTIC OF THE CONVEYED PROPERTIES THAT MIGHT AFFECT THEIR OWNERSHIP, OPERATION, USE OR VALUE;
(viii) THE AVAILABILITY OF MARKETING OUTLETS OR TREATMENT OR OTHER FACILITIES REQUIRED TO MAKE OIL OR GAS MARKETABLE,
(ix) WHETHER BUYER WILL BECOME OR IS ENTITLED TO BECOME THE CONTRACT OR REGULATORY OPERATOR OF ANY OF THE CONVEYED PROPERTIES;
(x) THE EXTENT TO WHICH BUYER WILL BE ABLE TO CONTROL EXPLORATION, DEVELOPMENT, PRODUCTION OR ENHANCED RECOVERY OF THE CONVEYED PROPERTIES; AND
(xi) WITH REGARD TO QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.
     BUYER SHALL HAVE INSPECTED, OR WAIVED (AND ON THE CLOSING DATE SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE CONVEYED PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND

SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). EXCEPT FOR THE REPRESENTATIONS CONTAINED HEREIN IN ARTICLE 4, BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE CONVEYED PROPERTIES. BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OF COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE CONVEYED PROPERTIES OR THE ABILITY OR POTENTIAL OF THE CONVEYED PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE CONVEYED PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.
     THE CONVEYED PROPERTIES ARE CONVEYED AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT PHYSICAL, ENVIRONMENTAL AND LEGAL CONDITION, LOCATION AND STATE OF REPAIR.
     BUYER ACKNOWLEDGES THAT THE CONVEYED PROPERTIES HAVE BEEN USED IN CONNECTION WITH THE EXPLORATION, DEVELOPMENT, OPERATION AND PRODUCTION OF OIL, GAS, ASSOCIATED HYDROCARBONS AND OTHER MINERALS, AND THAT THERE ARE AND MAY HAVE BEEN PRODUCTION AND POST-PRODUCTION FACILITIES LOCATED ON THE CONVEYED PROPERTIES. BUYER ACKNOWLEDGES THAT THERE MAY HAVE BEEN RELEASES OR MIGRATIONS OF HYDROCARBON SUBSTANCES, PRODUCED WATER, POLLUTANTS, CONTAMINANTS, TOXIC, OR HAZARDOUS MATERIALS, WASTES AND OTHER SUBSTANCES THAT MAY HAVE AFFECTED THE SURFACE OR SUBSURFACE (“POLLUTANTS”). BUYER ACKNOWLEDGES THAT SOME ITEMS AMONG THE CONVEYED PROPERTIES MAY CONTAIN NORM. BUYER UNDERSTANDS THAT NORM MAY ATTACH ITSELF TO THE INSIDE OF WELLS AND FACILITIES AS SCALE OR IN OTHER FORMS, THAT THE WELLS AND FACILITIES MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIALS MAY BE BURIED OR OTHERWISE DISPOSED OF ON THE CONVEYED PROPERTIES. BUYER ACKNOWLEDGES THAT SPECIAL

PROCEDURES MAY BE REQUIRED TO REMOVE AND DISPOSE OF POLLUTANTS, ASBESTOS AND NORM.
     AS BETWEEN THE SELLER AND BUYER, BUYER SHALL ASSUME AND FULLY BEAR SOLE RESPONSBILITY FOR ALL RISKS, WITHOUT LIMITATION, ASSOCIATED WITH OR ARISING OUT OF THE CONDITION OF THE CONVEYED PROPERTIES INSOFAR AS BUYER’S INTEREST THEREIN, ANY PAST, PRESENT, OR FUTURE ACTIVITIES ON THE SAID CONVEYED PROPERTIES, ANY REQUIRED ENVIRONMENTAL REMEDIATIONS OR ENVIRONMENTAL VIOLATIONS OR LIABILITY ASSOCIATED WITH OR ARISING OUT OF THE OPERATION OR OWNERSHIP OF THE CONVEYED PROPERTIES IN THE PAST, PRESENT, OR FUTURE, AND/OR ITEMS COVERED BY THIS SECTION (“HAZARDS”) IN CONNECTION WITH THE EXECUTION OF THIS AGREEMENT, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE CONDUCT OF OPERATIONS ON THE CONVEYED PROPERTIES BEFORE AND AFTER THE EFFECTIVE DATE, WITHOUT LIMITATION AND WITH REGARD TO OPERATIONS ON THE CONVEYED PROPERTY AND WITHOUT REGARD TO THE OCURRENCE, DISCOVERY OR CAUSE.
     To the extent permitted by law, Buyer releases and agrees not to sue or take any other action against the Seller, their members, shareholders, officers, directors, partners, trustees, beneficiaries, employees, agents, consultants, attorneys, or any of their heirs, successors, legal representatives and assigns, from and for all Claims covered by the disclaimers contained in this Article 4.11.
     4.12 Seller’s Retained Interest Disclaimer. AS BETWEEN THE SELLER AND BUYER, SELLER SHALL RETAIN AND FULLY BEAR SOLE RESPONSBILITY FOR ALL RISKS, WITHOUT LIMITATION, ASSOCIATED WITH OR ARISING OUT OF THE CONDITION OF SELLER’S RETAINED INTEREST, ANY PAST, PRESENT, OR FUTURE ACTIVITIES ON THE SAID SELLER’S RETAINED INTEREST, ANY REQUIRED ENVIRONMENTAL REMEDIATIONS OR ENVIRONMENTAL VIOLATIONS OR LIABILITY ASSOCIATED WITH OR ARISING OUT OF THE OPERATION OR OWNERSHIP OF SELLER’S RETAINED INTEREST IN THE PAST, PRESENT, OR FUTURE, AND/OR ITEMS COVERED BY THIS SECTION IN CONNECTION WITH THE EXECUTION OF THIS AGREEMENT, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE CONDUCT OF OPERATIONS ON SELLER’S RETAINED INTEREST BEFORE AND AFTER THE EFFECTIVE DATE, WITHOUT LIMITATION AND WITH REGARD TO OPERATIONS ON SELLER’S RETAINED INTEREST AND WITHOUT REGARD TO THE OCURRENCE, DISCOVERY OR CAUSE.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents to Seller as follows:
     5.1 Organization. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to conduct business in the State in which the Conveyed Properties are located.
     5.2 Authority and Conflicts. Buyer has all requisite company powers and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms and conditions described in this Agreement, and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Buyer’s company agreement and any other governing documents or any material agreement or instrument to which Buyer is a party or by which Buyer is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.
     5.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite partnership action on the part of Buyer.
     5.4 Enforceability. This Agreement and all documents and instruments required or contemplated hereunder to be executed and delivered by Buyer on the Closing Date will, when duly executed and delivered for value, constitute valid, legal and binding obligations of Buyer, enforceable against Buyer, in accordance with their respective terms, subject only to applicable bankruptcy and other similar laws of general application with respect to creditors.
     5.5 Litigation and Claims. Except as otherwise provided on Exhibit E, Buyer has no knowledge, without inquiry, of any suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer related to or arising out of the Conveyed Properties or Retained Properties.
     5.6 Brokers’ Fees. Buyer has incurred no liability contingent or otherwise, for brokers’ or finders’ fees with respect to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
     5.7 Non-Reliance. Except to the extent of any representations by Seller herein, Buyer acknowledges and agrees that it has not relied upon any statements, analysis or representations by Seller or its representatives in entering into this Agreement, the transactions contemplated hereby. Buyer acknowledges that it has access to all information and data it deems necessary to evaluate this transaction, including all information, material and data in possession of or owned by the Meridian Parties with regard to the Conveyed Properties and Retained Properties, including the Purchase Price to be paid to Seller and the other terms and conditions herein.

ARTICLE 6

DUE DILIGENCE REVIEW BY BUYER
     6.1 Due Diligence. Buyer acknowledges that prior to the Closing Date, Buyer had access to all material information it deemed necessary as part of the due diligence it conducted in part because the Seller acquired the Conveyed Properties from the Meridian Parties and/or affiliates or wholly-owned subsidiary(ies) of the Buyer. Buyer has conducted, at its sole cost, such title examination or investigation, and other examinations and investigations, as it has in its sole discretion chosen to conduct with respect to the Conveyed Properties. As set forth in Article 4.9, Seller makes no representations, covenants or warranties concerning the Conveyed Properties, express, implied or statutory, other than as specifically set forth in this Agreement.
     6.2 Due Diligence Indemnity. Buyer hereby INDEMNIFIES and SHALL DEFEND AND HOLD HARMLESS Seller and its respective employees, agents, representatives, contractors, successors, and assigns from and against any and all Claims arising from or relating to Buyer’s due diligence and physical inspection of the Conveyed Properties. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE CONVEYED PROPERTIES OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.
ARTICLE 7

THE CLOSING AND FINAL SETTLEMENT DATE
     7.1 Closing. The closing (the “Closing”) of the transaction contemplated by this Agreement shall be on the Closing Date at the offices of Buyer, whose address is 15415 Katy Freeway, Suite 800, Houston, Texas 77094.
     7.2 Deliveries by Seller at Closing. The obligations of the Buyer under this Agreement shall not become effective until Seller shall have executed and delivered to Buyer at the Closing:
(a)	An Assignment and Bill of Sale assigning the Conveyed Properties to Buyer, in substantially the form of the assignment attached hereto as Exhibit F-1 (for counties/parishes without Seller’s Retained Interest) and Exhibit F-2 (for counties with Seller’s Retained Interest), in sufficient counterparts to facilitate recording;
(b)	To the extent necessary, and subject to Article 10.1, Letters-in-Lieu of Division Orders or Transfer Orders or such other documents necessary to provide notice to each purchaser of production from the Conveyed Properties of the change in ownership of the Conveyed Properties and instructing each such purchaser to make all future payments directly to Buyer;
(c)	A certificate pursuant to Internal Revenue Code Section 1445, in the form of Exhibit G, certifying that Seller is not a foreign person; and
(d)	Executed 2011 Settlement and Release Agreement.
     7.3 Deliveries by Buyer at Closing. The obligations of the Seller under this Agreement shall not become effective until Buyer shall have executed and/or delivered to Seller at the Closing:
(a)	The Assignment and Bill of Sale;
(b)	The Purchase Price by wire transfer in immediately available funds to an account designated by Seller;
(c)	Revenues attributable to the Conveyed Properties and Seller’s Retained Interest due and owing on June 1, 2011;
(d)	Executed 2011 Settlement and Release Agreement; and
(e)	Waiver of any Preferential Right pursuant to the Reeves/Meridian Agreements by the Meridian Parties.
     7.4 Deliveries by Seller at Final Settlement Date. At the Final Settlement Date, and pursuant to Article 2.3, if the Final Purchase Price is less than the Purchase Price, Seller shall pay to Buyer the balance of such difference by wire transfer of immediately available funds.
     7.5 Deliveries by Buyer at Final Settlement Date. At the Final Settlement Date, pursuant to Article 2.3, if the Final Purchase Price is greater than the Purchase Price, Buyer shall pay to Seller the balance of such difference by wire transfer of immediately available funds.
ARTICLE 8

NON-COMPETE; RELEASE OF PRIOR NON-COMPETE
     8.1 Non-Compete. For a period of one (1) year from the Effective Time, Seller and the Specified Employees agree not to acquire directly or indirectly any oil and gas lease, royalty, overriding royalty, farmout, option, exploration agreement or mineral interest of any kind within the Non-Compete Areas, as defined and described on Exhibit H attached hereto and incorporated herein by reference, without the prior written consent of Buyer.

ARTICLE 9

SURVIVAL, INDEMNIFICATION AND RELEASE
     9.1 Survival. Except as set forth in this Article 9, all representations and warranties contained in this Agreement (specifically, the representations and warranties in Articles 4.1 — 4.10 and Article 5) shall terminate on the Closing Date. All other agreements and covenants of the Parties shall survive the execution and delivery of the assignments of the Conveyed Properties to Buyer by Seller.
     9.2 Indemnification by Seller. From and after the Closing Date, except for the matters for which Buyer indemnifies Seller under Article 9.4, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims suffered by Buyer as a result of (a) any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by Seller and resulting from or relating to the transactions contemplated in this Agreement; (b) the breach of, or failure to perform or satisfy, any of the covenants of Seller set forth in this Agreement which are to be performed after the Closing Date; and (c) breach of any representation or warranty of Seller set forth in this Agreement, except for a breach of Article 4.8. Seller’s indemnity obligations under this Article 9.2 shall expire as to any claim for indemnification not asserted by Buyer within twelve (12) months after the Closing Date. In no event shall Seller’s indemnity obligation under this Article 9.2 exceed five (5) percent of the Purchase Price. The terms and provisions of this Article 9.2 shall be the sole and exclusive remedy of each of the persons indemnified hereunder with respect to the indemnified matters, regardless of whether such Claims are based on contract, tort, strict liability, or other principles.
     9.3 Buyer’s Environmental Obligations. On and after the Closing Date, Buyer shall assume, bear and pay all costs of the following with respect to the interests assigned hereunder by Seller in the Conveyed Properties assigned to Buyer as of the Effective Time (collectively, the “Environmental Obligations”) for:
(a)	any plugging and abandonment and surface restoration obligations related to the Conveyed Wells whether arising before, on or after the Effective Time;
(b)	the following occurrences, events, conditions and activities on, or related or attributable to the ownership or operation of, the Conveyed Properties, regardless of whether arising from the ownership or operation of the Properties before, on, or after the Effective Time, and regardless of whether resulting from any negligent acts or omissions or strict liability of Seller, its partners, officers, directors, agents, and contractors:
(i)	Environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by oil and gas, brine, NORM or otherwise;
(ii)	Underground injection activities and waste disposal;

(iii)	Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;
(iv)	Disposal on the Properties of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Properties; and
(v)	Contractual liability for items of the type described under subsections (i) through (iv) above.
     9.4 Indemnification by Buyer. To the extent permitted by law and in addition to the indemnifications provided in the Assignment and Bill of Sale, Buyer, from and after the Closing Date, shall release, indemnify, defend and hold Seller and their owners, affiliates, officers, directors and employees (the “Seller Group”) harmless from and against any and all Claims suffered by Seller Group as a result of or relating to any of the following: (a) any liability or obligation relating to or arising from the ownership or operation (before, on or after the Effective Time) of the Conveyed Properties (specifically excluding Claims arising out of Seller’s special warranty of title as contained in Article 4.8); (b) any brokers’ or finders’ fees or commissions arising with respect to brokers or finders retained or engaged by Buyer and resulting from or relating to the transactions contemplated in this Agreement; (c) the breach of any representation or warranty of Buyer set forth in this Agreement; (d) the breach of, or failure to perform or satisfy any of the covenants of Buyer set forth in this Agreement; and (e) the Environmental Obligations, regardless of whether the Environmental Obligations relate to conditions arising before or after the Effective Time.
     9.5 Indemnity Threshold. Neither Seller nor Buyer shall have any liability for Claims under the indemnity provided in this Article 9 until the aggregate of all Claims suffered by Seller or Buyer, respectively, exceeds TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), and then only to the extent of such excess.
     9.6 Mutual Release, Waiver & Disclaimer.
     (a) Release, Waiver & Disclaimer of Certain Obligations Under the Reeves/Meridian Agreements. Subject to the surviving rights retained in Seller’s Retained Interest (specifically, as set forth in Article 1.18, the Parties to this Agreement stipulate and agree that, from the Effective Date of this Agreement, each hereby releases and waives the following with respect to the Reeves/Meridian Agreements:
(i) any obligation of a party to the Reeves/Meridian Agreements to give, offer or allow Seller to participate in “Prospects” (as defined in the Reeves/Meridian Agreements) or make an assignment or conveyance thereof; and
(ii) any obligation of a party to the Reeves/Meridian Agreements to assign or convey, or right of Seller to earn, any net profits overriding royalty interest in “Properties”, as defined in the Reeves/Meridian Agreements.

(b)	In addition to that set forth under Article 9.6(a), the Parties hereto have executed and entered into the 2011 Settlement and Release Agreement, as more particularly defined and described in Article 1.21.
     9.7 Express Negligence Disclosure. UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS EMPLOYEES, PARTNERS, AGENTS, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING WITHOUT LIMITATION INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE CONVEYED PROPERTY OR RETAINED PROPERTY OR THE INDEMNIFIED PARTY’S (OR ITS EMPLOYEES’, PARTNERS’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’ OR ASSIGNS’) SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF REPRESENTATION, WARRANTY OR AGREEMENT, OR FAULT, BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
ARTICLE 10

ADDITIONAL PROVISIONS
     10.1 Further Assurances. After the Closing Date, each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action as may be reasonably requested in order to more effectively assure said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.
     10.2 Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address set forth below of the party to be notified, addressed as follows:

If to Seller:	TODD; JAR; J. Reeves & D. Reeves
ATTN: Joseph A. Reeves, Jr.
1401 Enclave Parkway, Suite 400
Houston, Texas 77077
Phone: 281.597.7012
Fax: 281.597.8880
Email: jreeves@matrixpetroleumllc.com

If to Buyer:	Alta Mesa Energy, LLC
	c/o Alta Mesa Holdings, L.P.
	15415 Katy Freeway, Suite 800
	Houston, Texas 77094
	Attn:	F. David Murrell
		Vice President Land
	Phone:	281.530.0991
	Facsimile:	281.530.5278
	E-Mail:	dmurrell@altamesa.net
     Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.
               10.3 Expenses. Buyer shall bear and pay all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each Party shall bear its own respective expenses incurred in connection with the closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees and other similar costs and expenses.
               10.4 No Partnership. This Agreement is not intended to create and shall not be construed as creating a partnership, joint venture or other association between Seller and Buyer. The respective rights and obligations of the parties hereto shall in all respects be several and be governed by the express provisions of this Agreement and the Contracts.
               10.5 Governing Law; Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. Each Party submits to the exclusive jurisdiction and venue of the state and federal district courts located in Harris County, Texas, for purposes of resolving any dispute, claim or controversy arising out of, in relation to, or in connection with this Agreement.
               10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated hereby is materially affected in any adverse manner to either Buyer or Seller. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforce, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby are fulfilled to the extent possible.
               10.7 Assignment; Successors and Assigns. Neither Seller nor Buyer may assign their respective rights or delegate their respective duties or obligations arising under this Agreement without the prior written consent of the other Party. Subject thereto, this Agreement is binding upon and shall inure to the benefit of the Parties and, as applicable, their heirs, successors, legal representatives and assigns. No other person shall have any benefits, rights or remedies under this Agreement.
               10.8 Integration. This Agreement, the Exhibits and Schedules hereto, the confidentiality agreement in Article 10.16 and the 2011 Settlement and Release Agreement, and the other agreements to be entered into by the Parties under the provisions of this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede (except where provided otherwise herein) all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Buyer that is not embodied in this Agreement or in the documents referred to herein, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.
               10.9 Waiver or Modification. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Seller and Buyer, or, in the case of a waiver or consent, by or on behalf of the Party or Parties waiving compliance or giving such consent. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.
               10.10 Heading. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement. All references to a “section” or “Exhibit” shall refer to a section contained in this Agreement or an Exhibit attached to this Agreement.
               10.11 Public Announcements. No Party may make press releases or other public announcements concerning this transaction without the other’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.
               10.12 Interpretation. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply.
(a)	Defined terms in this Agreement are denoted by quotation marks. A defined term has its defined meaning throughout this Agreement and each

Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.
(b)	Except as allowed by Article 10.1, if there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any pro forma assignment document or other transaction documents attached to this Agreement as an Exhibit or Schedule and the provisions of any assignment documents and other transaction documents actually executed by the Parties, the provisions of the executed assignment documents and other executed transaction documents shall take precedence.
(c)	To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignments by reference.
(d)	The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.
(e)	The term “knowledge,” as applied to each Party, shall mean the actual knowledge of such Party or such Party’s officers, managers, partners and directors.
(f)	The plural shall be deemed to include the singular, and vice versa.
(g)	The term “including” means “including, without limitation.”
(h)	The term “Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.
         10.13 Third-Party Beneficiaries. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights, benefits, or remedies in anyone who is not a Party or a successor of a Party hereto.
         10.14 Waiver of Deceptive Trade Practices Act. As partial consideration for this Agreement, each Party hereby expressly waives the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Articles 17.41 et seq. of the Texas Business & Commerce Code, other than Article 17.555 which is not waived, and all other consumer protection laws of the State of Texas that may be waived by the Parties to the extent permitted by applicable law. Each Party represents to the other that such Party has had an adequate opportunity to submit this waiver to legal counsel for review and comment, and understands the rights being waived herein.
               10.15 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed as original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
               10.16 Confidentiality. Except as required by law or the provisions of the indenture for Buyer 9 5/8% senior notes due 2018, following execution of this Agreement, the Parties shall keep this Agreement and all drafts of this Agreement confidential as required by this Article 10.16, but may disclose all or any portion of this Agreement to their respective consultants, attorneys, advisors and current and prospective lenders, investors and purchasers, who shall be bound by the confidentiality obligations of this Article 10.16. Similarly, the Parties’ respective consultants, attorneys, advisors, and current and prospective lenders, investors, and purchasers may also disclose this Agreement to their respective consultants, attorneys, advisors and lenders and purchasers, and so on, who shall all be bound by the confidentiality obligations of this Article 10.16. The foregoing shall not restrict either Party from disclosing the consummation of this transaction and the transfer of the Conveyed Properties to Buyer; provided, however, that Buyer shall not disclose the name of J. Reeves or D. Reeves in any press releases or other public announcements concerning this transaction.
               All obligations under this Article 10.16 terminate on the earlier of (i) as to a particular person in receipt of this Agreement, the date that person is required to disclose the Agreement by a court or other governmental authority or regulations, (ii) the date the Agreement becomes available to the public other than by breach of this Article 10.16, or (iii) as to the non-disclosing Party, the date the disclosing Party discloses this Agreement in a manner that fails to preserve its confidentiality. There shall also be no restriction on either Party’s disclosure of the Agreement in connection with enforcement of its rights under this Agreement, although should it become necessaryn to file the Agreement in a court proceeding, such Party will endeavor to file the Agreement under seal.
[Signature pages attached]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SELLER: TEXAS OIL DISTRIBUTION & DEVELOPMENT, INC.
/s/ Joseph A. Reeves, Jr.
Joseph A. Reeves, Jr.
President and Chief Executive Officer

JAR RESOURCE HOLDINGS, L. P.
By:	JAR RESOURCE CORPORATION
its General Partner

/s/ Joseph A. Reeves, Jr.
Joseph A. Reeves, Jr.
President

JOSEPH A. REEVES, JR.
/s/ Joseph A. Reeves, Jr.
Joseph A. Reeves, Jr.

DIANNE S. REEVES
/s/ Dianne S. Reeves
Dianne S. Reeves

SPECIFIED EMPLOYEES: (signing for the purpose of Article 8.1 of this Agreement)
/s/ J. Andrew Reeves
J. Andrew Reeves

/s/ Jeff Robinson
Jeff Robinson

BUYER: ALTA MESA ENERGY, LLC
/s/ Harlan H. Chappelle
Harlan H. Chappelle
President